Exhibit 10.6

Software Services and License Agreement # SL-L-02/22

This AGREEMENT is made by and between Devexperts LLC, having its principal office at: First Names House, Victoria Road, Douglas, Isle of Man, IM2, 4DF, Reg # 000686L (the "Provider") and Invest Inc., having its principal office at: 6582 S Big Cottonwood Canyon Rd #200 Salt Lake City, Utah, USA PC:84121 (the "Customer"); (hereafter referred to as the “Party” or collectively referred to as the “Parties”).

WHEREAS, the Provider exclusively owns and/or rightfully possesses the Program (as defined below) and the Customer wishes to engage the Provider to license the Program to the Customer under the conditions set out below;

WHEREAS, the Provider offers the software services and has considerable skill, knowledge and experience in this field;

WHEREAS, in reliance upon such skill, knowledge and experience, the Customer wishes to engage the Provider to provide certain software services, and the Provider has agreed to accept the engagement on the terms and conditions set out herein;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Parties agree as follows:

1.	DEFINITIONS – INTERPRETATION OF TERMS

1.1.         In this Agreement, unless expressly deviated from in the context, the following words shall have the following meanings:

(i)         “Access” shall mean admission to the part of the Program interfaces through the authorization procedure via internet, using unique login and password;

(ii)          “Affiliate” means an entity or person, which directly or indirectly controls, is controlled by or is under common Control with the applicable Party;

(iii)          “Agreement” shall mean this Software Services and License Agreement, including any Annexes, Statements of Works, order forms, appendices, schedules, exhibits attached hereto, and any later addendums or amendments made between the Parties in writing;

(iv)          “Business Day” any date other than (a) Saturday, (b) Sunday or (c) a day when the clearing banks are not open for Business in United States of America;

(v)          “End-user” shall mean any natural person or legal entity, which obtains trading services directly from the Customer via signing the applicable contracts;

(vi)          “Confidential Information” shall be defined as all material and information concerning any matters relating to the business and technology of a Disclosing Party or its Affiliates including without limitation all trade secrets, know-how, ideas, schematics and drawings, specifications and plans, concepts and methodologies incorporated therein, any of a Disclosing Party's or its Affiliates' customers, prices of their products and services, or any other information concerning the business or technology of a Disclosing Party or its Affiliates, their manner of operation, plans, business concepts, marketing plans, any financial information or other data - all on any media and if it is clearly marked confidential. If the information is provided orally, it shall be deemed Confidential Information and proprietary if so identified by a Disclosing Party at the time of such disclosure. Confidential Information shall not include any materials or information, which a Receiving Party shows: (i) is at the time of disclosure generally known by or available to the public or which becomes so known or available thereafter through no fault of a Receiving Party or its employees, subcontractors or agents; (ii) is furnished by a Disclosing Party to third parties without restriction; or (iii) is furnished to a Receiving Party by a third party, who legally obtained said information and the right to disclose it free of any obligation of confidentiality; or (iv) is approved for release by written authorization of a Disclosing Party; or (v) is developed independently by a Receiving Party, where a Receiving Party can demonstrate such independent development occurred without reference to any information or materials obtained from or through a Disclosing Party pursuant hereto;

(vii)          “Control” means control which an entity or person has over an Affiliate and any of the following: (a) direct or indirect ownership of more than 50% (fifty per cent) of the share capital or other ownership interest in any other entity; or (b) the right to exercise more than 50% (fifty per cent) of the votes in any other entity; or (c) the contractual right to designate more than half of the members of such entity's board of directors or similar executive body;

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(viii)          “Data” shall mean any data supplied to the Provider by or on behalf of the Customer including without limitation, any working documents, data concerning the business of the Customer or its End-users (if any), including Personal data of the Customer’s employees, agents or End-users;

(ix)          “Intellectual Property Rights” shall mean all intellectual and industrial property rights of any nature, anywhere in the world, including without limitation copyright, database rights, patents, design rights, registered designs, trade mark rights, service mark rights, domain name rights and topography rights, whether or not registered or capable of protection by registration and the right to apply for any of them including any applications for any of them;

(x)          “Materials” shall mean all tangible materials containing Confidential Information, including without limitation drawings, schematics, written or printed documents, computer disks, tapes and optical discs (CD, DVD, Blue-ray Disc, etc.), whether machine or user readable;

(xi)          “Personal data” shall mean any information relating to an identified or identifiable natural person (‘data subject’); an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person;

(xii)          “Program” shall mean a computer program(s)/application(s) (in object code) and any part of it, as more fully specified in the attached Annex #1, that belong(s) exclusively to/is(are) under rightful possession of the Provider and is(are) licensed to the Customer according to the provisions of the Agreement;

(xiii)          “Services” shall collectively mean the Support and Development Services provided under the Agreement;

(xiv)          “Source Code” shall mean the human readable form of the applicable item;

(xv)          “Statement of Work” (each a “SOW”) shall mean a written request to perform the Development Services according to the provisions set in the Agreement.

1.2.         References to “clauses” and “sections” are to clauses and sections of this Agreement.

1.3.         Headings are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

1.4.         Words imparting the singular shall include the plural and vice versa. Words imparting a gender shall include the other gender and the neutral and references to persons shall include an individual, company, corporation, firm, or partnership.

1.5.         References to “includes” or “including” or like words or expressions shall mean “including without limitation”.

1.6.         For the avoidance of doubt, the word “ensure” as used in this Agreement does not constitute a guarantee, but a contractual obligation.

2.	AGREEMENT

2.1.         Save as expressly provided herein, this Agreement shall operate to the entire exclusion of any other agreement, understanding or arrangement of any kind between the Parties hereto preceding the date of this Agreement and in any way relating to the subject matter of this Agreement and to the exclusion of any representations not expressly stated herein save for any fraudulent misrepresentations or any misrepresentation as to the fundamental matter. Each of the Parties acknowledges that it has not entered into this Agreement based on any representation that is not expressly incorporated into this Agreement.

2.2.         This Agreement constitutes the whole agreement and understanding of the Parties as to the subject matter hereof and there are no provisions, terms, conditions or obligations, whether oral or written, express or implied, other than those contained or referred to herein.

2.3.         This Agreement shall be legally formed and the Parties shall be legally bound, when both Parties have signed this Agreement. The exchange of copies of this Agreement including the signature pages by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and

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delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic signatures shall be deemed to be their original signatures for all purposes. Except as expressly provided in this Agreement, no change to this Agreement shall be binding unless it is agreed in writing, signed by each of the Provider and Customer and expressed to be for the purpose of such amendment.

2.4.         In case of change by the Party of its company details (such as company name, or registered address), the applicable Party shall inform the other Party via email within 10 (ten) calendar days after such change. For the avoidance of doubt, this clause is not applicable for cases of assignment, novation or change of corporate structure resulted in this Agreement’s assignment, such cases are governed by the Section “Assignment and subcontracting” hereunder.

3.	LICENSE PROVISION

3.1.         The Provider hereby agrees to grant to the Customer a worldwide, term-limited, non-exclusive, non- transferable, non-sublicensable, fee-paying, object code license to use the Program in accordance with the following provisions (the “License”). The Provider shall electronically deliver the Program and provide the applicable notification about that fact within 30 (thirty) calendar days after the acknowledgement of the Set Up Fee as specified in Clause 6.1. received by the Provider (the “License Start Date”). The License is provided to the Customer from the License Start Date until the termination/expiration of this Agreement.

3.2.         The Customer is entitled to use the Program only as expressly provided herein:

(i)         Display, run the Program;

(ii)         Create back up copy;

(iii)         Use the Program in order to provide Access to its End-users.

3.3.         The Customer shall:

(i)         Prevent granting a right on its own behalf to third parties for unauthorized reproduction or other unlawful use of the Program and all of its components;

(ii)         Notify the Provider immediately, if the Customer becomes aware of any unauthorized use of the whole or any part of the Program by any third party.

3.4.         It is prohibited for the Customer to:

(i)         Decompile or disassemble the Program, separate into its component parts, or in any way attempt to reverse engineer, reconstruct or discover any Source Code or algorithms by any means whatsoever;

(ii)         Remove any product identification trademark, copyright, confidentiality, proprietary or other notice, contained on or within the Source Code of the Program;

(iii)         Translate, modify or create any derivative works from the Program or any part hereof;

(iv)         Sell, sublicense, lease, rent, loan, assign, convey or otherwise transfer the Program or any components thereof;

(v)         Publish or otherwise make available to any third party any benchmark testing information or results related to Program without prior written consent of the Provider;

(vi)         Provide or allow any unauthorized individual or entity access to the Program or its operations without prior written consent of the Provider;

(vii)         Otherwise copy or use the Program for any purpose or in any manner not expressly permitted in this Agreement;

(viii)         Knowingly permit or encourage any third party to do any of the foregoing.

4.	SERVICES

4.1.         The Provider shall provide the services related to the development of computer software programs, applications, components, user interface design, customization, integration, modification and adaptation of the pre- existing software owned or lawfully possessed by the Provider as may be requested from time to time by the Customer

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through one or more mutually agreed SOW (the “Development Services”). The Parties must execute the applicable SOW, which upon countersigning shall be deemed a part of this Agreement.

4.2.         The Provider agrees to provide the Development Services in accordance with the SOW, including all applicable specifications, standards, requirements, exhibits, and proposals referenced, attached, or incorporated by reference into the SOW. The scope of the Development Services and the timeframe for completion of the Development Services shall be agreed by the Parties in writing at the time of ordering the relevant Development Services and execution of the appropriate SOW. Terms in a SOW have precedence over conflicting terms in this Agreement, but have applicability only to that particular SOW.

4.3.         Project of each SOW shall be supplied by the Customer to the Provider and the Provider will either (i) expressly accept the proposed project within 10 (ten) Business Days after its receipt or (ii) provide modified version. The Parties will use reasonable commercial efforts to negotiate all the terms and execute the appropriate SOW. The absence of a reply from a Party shall not be considered as acceptance of the proposed project.

4.4.         Starting from Production Date, in addition to the abovementioned Development Services the Provider agrees to provide maintenance and support services in accordance with the provisions of the Annex #2 to the Agreement (the “Support Services”). Unless otherwise is explicitly specified in the applicable SOW, the provisions of the Annex 2 to the Agreement shall apply with respect to Support Services for the particular Program. The applicable SOW shall specify the start date of such Support Services with respect to the particular Program.

4.5.         For the purposes of this Agreement, the Production Date shall mean the date when the Customer goes live with the Program (start providing Access to the End-users) and/or the date where any developments works go live within the Program. The Customer shall notify the Provider in writing when the Production Date occurs. The Provider may also check the Production Date via the Program. The information available to the Provider through the Program shall prevail over that specified by the Customer in the notice.

4.6.         Any reference to the Program (including, but not limited to its parts) in any SOW and/or Annex shall not be considered as an intention to assign to the Customer or provide any rights above the License in or to the Program and/or the Derivative Works (as defined below).

5.	DELIVERY AND ACCEPTANCE

5.1.         Unless otherwise specified in the Agreement or in the applicable SOW, the Customer shall have a commercially reasonable time, but not more than 10 (ten) Business Days (the “Testing Period”) within which to accept or reject the Development Services furnished by the Provider. Any acceptance criteria and acceptance testing procedure for the applicable Development Services may be specified by the Parties in the applicable SOW.

5.2.         The Customer shall be obliged to inform the Provider within the Testing Period in writing, if during the acceptance review it becomes aware of inconformity with the contractually agreed requirements. Errors determined under review shall be divided into the following error categories:

●    Error category 1: As a result of the error, access to the part of the Derivative Works (as defined below), being under the review according to the applicable SOW, cannot be used.

●    Error category 2: The error causes substantial restrictions in the use of important functions, which cannot be circumvented by suitable measures for a reasonable time.

●    Error category 3: All other errors.

5.3.         The Customer shall only be entitled to refuse acceptance of the applicable Development Services as a result of the errors in the categories 1 and 2. Category 3 errors shall not prevent the acceptance of the performance, but shall be remedied as part of the rights in case of defects. Such errors shall be recorded as defects in the written acceptance declaration.

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5.4.         Any errors determined shall be described in written or electronic notice, divided into error categories, and the reasons for any refusal of acceptance shall be stated. If the acceptance is refused as specified in the clause 5.3., then the Provider shall remedy the acceptance inhibiting errors of categories 1 and 2 without undue delay and present the relevant performance or part performance for acceptance again.

5.5         The results of the appropriate Development Services will be deemed performed in a full and quality manner and accepted by the Customer on the date the Testing Period expires (the “Acceptance Date”) where the Customer fails to provide the motivated rejection to accept the applicable Development Services, unless the Customer informs earlier (before the Testing Period expiration) in writing (via email) about acceptance of such Development Services.

6.	FEES AND PAYMENT PROCEDURE

6.1.         The remuneration for the Set Up of the Program (the “Set Up Fee”) shall be equal to $70,000 (seventy thousand) US Dollars and shall be paid within 10 business days following the Effective Date of this Agreement.

6.2.         The Development Services shall be provided at the blended rate of $60 (sixty US Dollars) per hour for the “Generic Features” and $90 (ninety) US Dollars per hour for “Unique Features” (the “Development Rate”), unless otherwise is specified in the applicable SOW. Provider is the sole decider of the classification for Generic Features and Unique Features. Customer’s execution of the applicable SOW shall mean that the Customer accepts the decision of the Provider.

For the purposes of this Agreement;

“Generic Features” are features that deviate from the Unique Features, developed as part of the Program and not exclusively for the Customer. Generic Features may already exist in the market in similar ways, and are not specifically and solely developed for the purposes of this Agreement.

“Unique Features” are features which are developed solely for the purpose of this Agreement and are exclusive to the Customer in the way as stated in Clause 8.5.

6.3.         The remuneration for the applicable Development Services provision (the “Development Services Fee”) shall be calculated by multiplying the actual number of hours expended for such Development Services by the Development Rate, unless otherwise specified in the applicable SOW.

6.4.         The monthly remuneration for the License provision (the “License Fee”) shall be calculated according to the number of Active Users as given in the table below and start on the Production Date.

Table 1

Number of Active Users	Monthly License Fees in USD
>0< 30000	1,5 USD per active user
>30000<100000	1,3 USD per active user
>=100000	1 USD per active user

6.5.         For the purposes of this Agreement, an “Active User” means a user who logged in to web or mobile application at least once during the respective month period. Minimum Monthly Fee for the License Fee is $15,000 (fifteen thousand) US Dollars per month. The Customer is obliged to pay the Minimum Monthly Fee regardless of the number of active users. For clarification purposes, The Customer is obliged to pay the Minimum Monthly and no less if the number of active users is 5000 thus the calculation is less than $15000. In case monthly License Fee calculated in accordance with Table 1 exceeds the Minimum Monthly Fee, the remuneration shall be calculated as [Number of Active Users x Remuneration per active user].

6.6.         The Provider will invoice the Customer monthly within 10 (ten) Business Days following the end of each calendar month with respect to the monthly License Fees for that month calculated in accordance with the Table 1. The Provider is entitled to perform control activities through the Program in order to determine the number of active users for the applicable month.

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6.7.         The monthly remuneration for the Support Services provision (the “Support Service Fee”) shall be equal to $10,000 (ten thousand) US Dollars.

6.8.         The Provider will invoice the Customer monthly after expiration of the applicable month of the applicable Services provision, unless otherwise specified in the Agreement.

6.9.         The remuneration for the Option shall be equal to the amount of $100,000 (one hundred thousand US Dollars) (the “Option Fee”). The Provider will submit invoice with respect to the Option Fee within 10 (ten) Business Days within 10 business days following the Effective Date of this Agreement.

6.10.         The Customer shall pay all invoices within 10 (ten) Business Days upon receipt of the applicable invoice, it being understood that any failure or delay in generating or delivering an invoice shall not affect the Provider’s rights to receive the amounts due, and the Provider shall have the right to impose a late charge of 0,1 per cent (one tenth%) interest per day, not to exceed the maximum rate permitted by law, on all amounts not paid within the applicable payment period.

6.11.         The Customer will only reimburse the Provider for pre-approved travel and incidental expenses, cloud-based and other computing services expenses incurred from time to time and associated taxes paid by the Provider (“Reimbursable Expenses”). All other costs and expenses associated with the Provider’s performance of the Services, including but not limited to telephone, printing and copying, postage, office supplies are the sole responsibility of the Provider, unless otherwise agreed by the Parties in writing.

6.12.         The Customer agrees to pay any applicable sales and excise taxes and other surcharges, imposed on or based upon the provision or sale to or use by the Customer of the Services and License provided (if any). Taxes and surcharges will be separately stated on Customer’s invoice.

6.13.         All invoices shall be deemed properly submitted if they are sent to the following Customer’s email: jacob@invest.inc.

6.14.         The appropriate payments shall be made in US Dollars, as a wire transfer, according to the bank details provided in the applicable invoice. Each Party shall be obliged to pay bank charges imposed by its bank. The settlement day is the day, on which the appropriate amount is credited to the Provider’s account.

6.15.         The Provider shall be entitled to immediately suspend its Services or withdraw the License provision upon notification via email, if the Customer is in default of any payment, until the full fulfilment of obligations by the Customer.

7.	OPTION

7.1.         In return for the Option Fee, the Provider hereby grants the Customer the option to obtain a non-exclusive, worldwide, non-transferable, non-sublicensable, fee-paying, license to use to use, copy, modify the Source Code of the Program and Derivative Works in a manner to be further specified in the applicable Source Code License Agreement (as specified below) and subject to the conditions set hereunder (the “Option”). Customer shall not remove any product identification trademark, copyright, confidentiality, proprietary or other notice contained on or within the Source Code of the Program, sell, sublicense, lease, publish or make available to third parties (including publicly) the Source Code of the Program or any of its derivative works containing the elements of the Source Code of the Program, register or apply for registration of Intellectual Property Right in and to the Program, rent, loan, assign, convey or otherwise transfer the Source Code or any part of it without prior written approval of Provider.

7.2.         The remuneration for the licensing of the Source Code of the Program and Derivative Works shall be equal to $8,000.000 (eight million US Dollars) (the ”Source Code License Fee”).

7.3.         The Option may be exercised during the period which commences on the Effective Date hereof and continues for 2 years.

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7.4.         Apart from that neither Option nor Source Code License Fee are refundable.

7.5.         The form of the source code license agreement shall be mutually agreed by the Parties (the "Source Code License Agreement"). Notwithstanding the previous sentence, the Source Code License Agreement shall include the arrangements stated in clauses of this Section above of the Agreement and neither provisions of the Source Code License Agreement shall contradict or prevail over the ones of this Section above. Upon the execution of the Source Code License Agreement, the Customer shall not be liable for the payment of License Fee other than the Source Code License Fee given in Clause 7.2 and shall only be liable for the payments of Development and Support Services.

7.6.         If the Customer elects to exercise the Option under this Agreement, the Customer must give the Provider the prior written exercise notice to be sent to the Provider’s address, specified hereunder or the address last known to the Customer (“Exercise Notice”). An Exercise Notice is not operative until received by the Provider in accordance with “Notices” Section herein.

7.7.         Upon compliance by the Customer of all of the terms and conditions of the Option and upon receipt by the Provider of the Exercise Notice, the Parties shall execute the Source Code License Agreement and the Provider shall invoice the Customer for the Source Code License Fee within 10 (ten) calendar days after the receipt of the Exercise Notice. The Source Code shall be released to the Customer within 20 (twenty) Business Days after the acknowledgement of the applicable Source Code License Fee receipt by the Provider.

8.	PROPRIETARY RIGHTS

8.1.         The Parties hereby acknowledge and agree that the Development Services performed by the Provider may result into the creation of, including, but not limited to: new objects of intellectual property, add-ons, adaptations, enhancements, modifications in and to the pre-existing intellectual property items, exclusively owned or lawfully possessed by the Provider (collectively the “Derivative Works”). The Derivative Works shall form an integral part of the Program for the purpose of this Agreement, shall vest with the Provider or third party Program owner upon creation and, unless otherwise specified in the Agreement, shall be provided to the Customer upon receipt of the applicable payment as part of the Program under the License, according to the provisions specified in the Section 3 of the Agreement. Unless otherwise is explicitly specified in the Agreement, all the provisions of the Agreement with respect to the Program shall be applicable to the Derivative Works.

8.2.         With the exception of the License provided under this Agreement all the copyright and other Intellectual Property Rights of whatsoever nature in and to the Program and the Derivative Works are and shall remain the sole and exclusive property of the Provider or third party Program owner. Nothing in this Agreement can be interpreted as an intention to assign/transfer to the Customer the Source Code of the Program and Derivative Works.

8.3.         The Provider is entitled to perform reasonable control activities in order to ensure that the Program usage by the Customer and its End-users complies with the present Agreement.

8.4.         For the avoidance of doubt, this Agreement does not restrict or deprive the Provider of any of its rights or proprietary interests in any materials, knowledge, processes, methodologies, formats or other types of intellectual property that are possessed and owned by the Provider prior to the time it begins to provide the Services under this Agreement and independent of the performance of the Services hereunder.

8.5.         Notwithstanding the clauses above, each Unique Feature, which will be described and solely decided by the Provider in the applicable SOW according to Clause 6.2. of this Agreement, shall be exclusive to the Customer for a period of 2 (two) years or until a similar Unique Feature appears on the marketplace, whichever is earlier, starting from the Production Date (as described in Clause 4.5) of the applicable Unique Feature (“Exclusivity Period”). Following the expiration of Exclusivity Period of the applicable Unique Feature, the Provider has the right to implement those features to its products.

9.	INDEMNIFICATION

9.1.         Subject to the terms and conditions of this Agreement, including the limitations on liability set out below, the Provider agrees to indemnify, defend, and hold the Customer, its owners, officers, directors, employees and

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consultants harmless from and against any claims, liabilities, losses, damages, costs and expenses (including attorneys’ fees and reasonable legal expenses) (collectively “Losses”) harmless from any and all actions, claims, demands, liabilities and damages to the extent arising out of or in connection with any claim that the Program hereunder infringes Intellectual Property Rights of any third party.

9.2.         Subject to the terms and conditions of this Agreement the Customer agrees to indemnify, defend, and hold the Provider, its owners, officers, directors, employees and consultants harmless from and against any Losses, whether or not involving a third party claim, which arise out of or relate to (i) any breach or violation of obligations or warranties of the Customer under this Agreement; (ii) any Customer’s/End-users misuse of the Program or use in breach of the Agreement.

9.3.         If the Program becomes or in the reasonable opinion is likely to become the subject of any claim or action against the Customer for actual or alleged infringement of the Intellectual Property Rights, once duly notified by the Customer, the Provider shall use its best efforts to either:

●procure for the Customer the right to continue using the affected part of the Program as contemplated hereunder;

●modify the affected part of the Program, provided that such modification does not adversely affect customer’s use of the part of the Program and/or its functionality; or

●replace with the same quality, functionally suitable equivalent.

In such case, any of the abovementioned actions will be a sufficient remedy.

9.4.         If Provider reasonably supposes that the Derivative Works requested by the Customer through the SOW may infringe third party’s rights, the Provider shall immediately inform the Customer. In such case, the Parties should change the SOW in order to avoid possible infringement. The Provider shall have no direct or indirect liability and/or responsibility in such case and/or should have the right not to execute the applicable SOW without any penalty or other liability.

9.5.         Notwithstanding the abovementioned, the Provider shall not indemnify or hold harmless the Customer in any way for any claim based on:

●any modification, alteration, incorporation/combination with any other software or part of it under the Customer’s sole discretion if in the absence of such a modification, alteration, combination or incorporation there would not have been infringement;

●ongoing use of any version of the part of the Program, with respect to which the provider has provided a non-infringement update, repaired version or other applicable cure or improvement changes.

10.	CUSTOMER’S OBLIGATIONS

10.1.         The Customer shall (and shall procure, if applicable, that its agents, employees, contractors and End-users shall):

●provide proper, adequate, safe, comfortable and suitable environmental and operating conditions if the provider undertakes any work at the Customer’s (or its agents’, employees’, contractors’ or End-users’) premises;

●ensure that the Customer’s employees, contractors and agents fully cooperate with, and make themselves available upon the Provider’s reasonable request for phone discussions and meetings at the Customer's premises with the Provider and the Provider’s employees, contractors, and agents;

●provide the Provider such reasonable information and assistance that will enable the Provider to carry out fully, accurately and promptly its obligations under this Agreement to the best of its ability;

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●be responsible for ensuring that in the event that the Customer relies upon third-party software used under open-source software licenses or other licenses, uses the logos, designs and other materials of the third party (the “Third-party IP”) or wants such Third-Party IP to be used in the Development Services and/or Derivative Works, it has the power and authority to enter into this Agreement. In the event the Provider needs to interact with such Third-party IP in order to provide the Development Services, the Customer must procure for the Provider the right to use it, as it is necessary for the obligations fulfilment. For the avoidance of doubt, the Customer warrants that the usage of Third-party IP does not violate the Intellectual Property Rights of third parties;

●take care with and assume all responsibility for sending and receiving the Data to the Provider in accordance with the applicable law. The risk of and responsibility for input of content of the Data supplied by the Customer or its employees, agents, contractors, End-users is with the Customer. The Customer shall ensure that (a) the content of the Data supplied is true, accurate, and complete, (b) it conforms in all material respects with the applicable law including, but not limited to the data protection legislation.

11.	NON-SOLICITATION

11.1.         During the term of this Agreement and for two (2) years thereafter, the Customer or any of its Affiliates shall not knowingly hire employees (or former employees of the Provider or its Affiliates within two (2) years of their agreement with the Provider or its Affiliates termination date) to join the Customer or any of its Affiliates, nor would the Provider or any of its Affiliates knowingly hire the employees (or former employees of the Customer or its Affiliates within two (2) years of their agreement with the Customer or its Affiliates termination date) to join the Provider or its Affiliates. If during the term of this Agreement or within two (2) years thereafter the Customer or its Affiliate knowingly hires any of the abovementioned employees to join the Customer or any of its Affiliates, the Customer will pay the Provider as liquidated damages, but not as penalty, $500,000 (five hundred thousand) US Dollars for each hired employee. If during the term of this Agreement or within two (2) years thereafter the Provider knowingly hires any of the abovementioned employees of the Customer to join the Provider or any of its Affiliates, the Provider will pay to the Customer as liquidated damages, but not as penalty, $500,000 (five hundred thousand) US Dollars for each hired employee.

12.	CONFIDENTIALITY

12.1.         Each Party may serve as either receiving party (“the Receiving Party”) or disclosing party (“the Disclosing Party”) depending on the situation. The Receiving Party means the Party that is receiving Confidential Information under this Agreement. The Disclosing Party means the Party that is disclosing Confidential Information under this Agreement.

12.2.         During the period of this Agreement and until the end of five (5) years from its expiration or termination for any reason, the Parties shall: (i) hold Confidential Information in strict confidence and protect Confidential Information in accordance with the applicable laws and, at least, to the same extent and by the same means it uses to protect the confidentiality of its own proprietary or confidential information and not less than reasonable means; (ii) not make any use of Confidential Information, save for the purposes of this Agreement; (iii) restrict disclosure of Confidential Information solely to employees and its Affiliates’ employees on a need to know basis, and be responsible and liable for any breach of confidentiality by such employees; (iv) return to the Disclosing Party or destroy all Confidential Information on request; and (v) at the Disclosing Party’s request, have such employees enter into similar confidentiality undertakings for the benefit of the Disclosing Party.

12.3.         The Receiving Party is entitled to disclose such Confidential Information pursuant to a court order or, if otherwise required by the applicable law, provided however that the Receiving Party provides to the disclosing Party prior written notice of such disclosure and a reasonable opportunity to contest such disclosure to the extent permitted by law.

12.4.         The Receiving Party shall take all the necessary measures to ensure that its employees and the persons involved in performance of obligations of this Party are familiarized with confidentiality rules and with prohibition on disclosure of Confidential Information to third parties and are bound by the same.

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12.5.         The owner of Confidential Information may at its option require the other Party to delete promptly all Confidential Information from any computer disks, tapes or other material in its possession or under its control or promptly deliver up or destroy materials and tangible items in its possession or under its control, which contain any Confidential Information belonging to the Party requiring the action. The owner of Confidential Information may require the other Party to provide a written declaration, signed by an officer or other authorized individual stating that there has been full compliance with this clause.

12.6.         The Parties agree that any breach of this Agreement, including without limitation any actual or threatened disclosure of Confidential Information without the express prior written consent of the Disclosing Party, would cause irreparable injury to the Disclosing Party for which no adequate remedy at law exists; therefore, the Parties agree that in addition to all other remedies available to the Parties, equitable remedies, including without limitation unilateral injunctive relief and specific performance are appropriate remedies to redress any breach or threatened breach of this Agreement by the Receiving Party, any of its representatives, or any other persons directly or indirectly acting for or on behalf of or with the Receiving Party.

12.7.         No Party shall be deemed to make any expressed or implied representation, warranty, assurance or guarantee with respect to any Confidential Information disclosed hereunder, including without limitation any representation or warranty of merchantability, fitness for any particular purpose, or non-infringement of intellectual property or other rights of third parties.

12.8.         Each Party agrees not to disclose the terms, conditions or scope of this Agreement without the prior express written consent of the other Party. Notwithstanding the abovementioned, the Provider may disclose and use the fact of execution of the Agreement, including name, logo, trademark, trade name, or other marks of the Customer only for the advertising, public relations and marketing purposes.

12.9.         Notwithstanding anything to the contrary above, the Provider reserves the right to publish a brief case study and other materials of the Parties’ collaboration under the Agreement (“Publication”) in Internet or media, with due regard to the protection of the Parties’ Confidential Information. The Provider will submit the manuscript of any proposed Publication to the Customer at least ten (10) calendar days before Publication, and the Customer shall have the right to review and comment upon the Publication.

13.	DATA PROTECTION

13.1.         The Parties hereby agree to comply with the applicable data processing laws, rules and regulations, including EU General Data Protection Regulation (the “GDPR”), (if applicable) the EU member state law on the processing of personal data and ePrivacy.

13.2.         Within the scope of the Agreement, the Provider may process the Personal Data on behalf of the Customer for the purposes defined and instructed by the Customer. If required by the applicable law, the Parties agree to execute the applicable data processing agreement to process the Personal Data for the fulfillment of this Agreement.

14.	WARRANTIES

14.1.         The Provider warrants that:

(i)         its employees, agents and subcontractors to the best of its knowledge have the necessary skill to provide the Services;

(ii)         the Services will be provided in a professional, competent and workmanlike manner and in good faith;

(iii)         all design methods, programming languages and software development tools utilized for any Derivative Works are in compliance with good IT industry practices;

(iv)         the Program does not contain any virus, spyware, adware, time bombs, back-doors or other malicious code.

14.2.         Each Party represents and warrants that it has the power and authority to enter into this Agreement and has all the necessary rights, permissions and consents to enter into this Agreement. Each Party represents and warrants that its signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary corporate or other appropriate action to execute this Agreement.

Entity Name	CONFIDENTIAL

14.3.         The Program is provided “AS IS”. The Provider makes no express or implied representations or warranties, including, but not limited to, warranties of title or implied warranties of merchantability, completeness. Warranties under the clauses of this Section above are exclusive and replace any other warranties. The Customer’s use of the Program is solely at its own risk. To the extent permitted by the applicable law, the Provider is not responsible for any decisions made upon the Program operation, or compliance of any reports created by means of the Program with laws of any nation. The Provider is acting solely in the capacity of a licensor and a service provider.

15.	LIABILITY AND LIMITATION OF LIABILITY

15.1.         The Parties shall be liable for any direct damages arising out of or relating to the performance or non- performance of their respective obligations under the Agreement, except as deviated from under this Section.

15.2.         The Provider, its owners, officers, directors, employees and consultants shall not be liable to the Customer or anyone claiming through the Customer for any incidental, direct or indirect, special or consequential damages or losses whatsoever incurred from the use, operation, performance of the Program or/and inability to use the Program including but not limited to loss profits, loss of business, unless such damage is caused by the Provider’s (or any of its employees, agents or representatives) willful misconduct or gross negligence.

15.3.         The Provider is not responsible for financial performance of the Program use, wrong data received from third parties and processed by the Program, the Program work failures associated with power interruptions, communication channel cut-offs or faults, or feasibility of the Program interaction with any other technical means not on the list of compatible technical facilities.

15.4.         The Provider is not responsible for possible undetected errors in the operation system, Java runtime environments, or other system software or hardware capable of impacting the Program security and stability and not being part of the Provider’s in-house design.

15.5.         Should any activities of the Provider be delayed due to the default of the Customer (including, but not limited to: lack of the access, information or approval) and it can reasonably be determined that such a delay shall have an impact on the Provider’s performance of its obligations, it should be delayed proportionally to the Customer’s delay without any penalty. The Provider shall in good faith co-operate with the Customer to define another timeframe to perform such activities. Notwithstanding anything to the contrary, the Provider shall be relieved of responsibility for performance of its duties to the extent the ability of the Provider to perform such duties is affected by the delay or other default of the Customer.

15.6.         The Provider shall have no direct or indirect liability to the Customer or any third party in respect of any information or Data that the Customer or its End-users (if any) use in connection with the Services. It is Customer’s responsibility to obtain (and procure that its End-users obtain) all necessary third party consents for the Data or information that it uses.

15.7.         Subject to the next clause, neither the Provider nor the Customer shall have liability to each other or any third party for any loss of revenue, profit, data or goodwill, or for any indirect, special or consequential loss or damage arising out of or in connection with this Agreement or any collateral, whether in contract, tort or otherwise except for the indemnification for non-infringement and breach of the Intellectual Property Rights.

15.8.         Neither Party excludes or limits its liability for:

(i)         its fraud;

(ii)         death or personal injury caused by its material default;

(iii)         any other liability which cannot be excluded or limited by applicable law.

15.9.         The limitations of liability under this Section have effect in relation to any liability expressly provided for under this Agreement and to any liability arising by reason of the invalidity or unenforceability of any term of this Agreement.

Entity Name	CONFIDENTIAL

15.10.         The Parties agree that the terms in this limitation of liability represent a reasonable allocation of risk; this section is essential element of the Agreement. This liability applies whether alleged liability based on contract, negligence or bad faith of the Provider. In no event shall the Provider’s liability to the Customer exceed the amount of the remuneration actually received by the Provider under this Agreement within 1 (one) year preceding the applicable claim. The existence of one or more claims within the applicable year will not enlarge this limit.

16.	TERM AND TERMINATION

16.1.         This Agreement shall be in effect for 2 (two) years (the “Initial Term”). Thereafter, the Agreement shall be automatically renewed for 12 (twelve) months (the “Renewal Term”), unless either Party notifies the other of its intent not to renew not less than 60 (sixty) calendar days prior to the expiration of the Initial Term or any Renewal Term (the number of renewals is not limited).

16.2.         Either Party is entitled to terminate the Agreement for convenience upon a 180 (a hundred and eighty) days’ prior notice to the desired termination date.

16.3.         Notwithstanding any other term or condition of this Agreement the non-defaulting Party shall have the right to terminate this Agreement upon 15 (fifteen) calendar days written notice to the defaulting Party if any one or more of the following events occur, when the defaulting Party:

(i)         Informs the other Party of its intent not to comply with any of the terms of this Agreement;

(ii)         Materially breaches any covenant or provision of this Agreement;

(iii)         Discontinues its business;

(iv)         Executes a general assignment for the benefit of creditors;

(v)         Applies for consent to appointment of a receiver, custodian, trustee or liquidator of all or a substantial part of its assets;

(vi)         Files a voluntary case in bankruptcy or a petition for reorganization or an arrangement with creditors;

(vii)         Admits by answer, default or otherwise the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding relating to the relief of debtors.

16.4.         In case of (a) repeated (more than 2 (two) times) breach by the Customer or in case of the continuing breach (payments more than 60 (sixty) calendar days late on) of its obligations regarding fee payment hereunder or (b) breach by the Customer of any of its Confidentiality obligations, as well as in case of Program use in breach of the present Agreement, the Provider may terminate this Agreement, in whole or in part, without incurring any liability, immediately upon written notice to the Customer or with effect from such date as the notice may state.

16.5.         The Customer’s rights under this Agreement will automatically terminate upon expiration or termination of this Agreement and the Program usage must be ceased immediately.

16.6.         Termination of this Agreement shall be without prejudice to any accrued remedies of either Party. Termination or expiration of this Agreement for any reason shall not release the Customer from any payment obligations incurred prior to such termination or expiration.

16.7.         Notwithstanding anything to the contrary in this Agreement, Sections [to be specified before execution] and any other provisions of this Agreement that are explicitly mentioned as surviving shall so survive and shall continue to apply after termination or expiration of this Agreement for any reason.

17.	FORCE MAJEURE

17.1.         Neither Party shall be liable for any breach, hindrance or delay in performance of its obligations under this Agreement, which is caused by circumstances beyond its reasonable control including without limitation act of God, actions of third parties (including governments or supra-national authorities, whether officially declared or non- officially imposed including any limitations, bans or restrictions on use of the Internet and/or messengers or other technologies and/or means of communications), insurrection, riot, civil commotion, war, hostilities, warlike operations, national emergencies, terrorism, piracy, arrests, restraints or detainments of any competent authority, epidemic, earthquake or other natural disaster, failure or problems with public utility supplies (including without

Entity Name	CONFIDENTIAL

limitation electrical, telecoms or general Internet failure) (“Event of Force Majeure”), regardless of whether the circumstances in question could have been foreseen. Covid-19 pandemic is excluded from this clause unless it causes disability to work of the significant number of Parties' employees/subcontractors engaged in the Agreement fulfilment which shall be proved.

17.2.         Each of the Parties agrees to notify the other upon becoming aware of an Event of Force Majeure, such notice to contain details of the circumstances giving rise to the Event of Force Majeure.

17.3.         The performance of each Party’s obligations shall be suspended during the period that the circumstances persist and such Party shall be granted an extension of time for performance equal to the period of the delay.

17.4.         The Party subject to the Event of Force Majeure shall make its reasonable commercial efforts to cure such event or find appropriate replacements so as to be able to continue to perform its undertakings.

17.5.         Each Party shall bear its own costs incurred by the Event of Force Majeure.

17.6.         In the event any liability of a Party under this Agreement is in failure, delay or obligation cannot be fulfilled otherwise because of any Events of Force Majeure for more than 2 (two) months, the other Party may terminate this Agreement by sending a written notice. The consequences specified in the Section “Term and termination” of the Agreement shall apply.

18.	NOTICES

18.1.         Any notice or other communication required or authorized to be given under this Agreement shall be in writing, in English and may be served by personal delivery, or by pre-paid, or recorded delivery letter, or by courier, or by email to the relevant Party at its address stated in this Agreement, or at such other address as is notified by the relevant Party to the other for this purpose from time to time or at the address.

18.2.         Any notice so given by post shall be deemed to have been served upon receipt of a mail delivery/courier notification confirming the delivery and any notice so given by email shall be deemed to have been served upon receipt of an email delivery acknowledged receipt, and in providing such service it shall be sufficient to prove that the letter was properly addressed and, as the case may be, posted as a prepaid or recorded delivery letter.

18.3.         Any notice or other communication under this Agreement, which is served by email shall be replaced by documents in writing within a reasonable time.

19.	ASSIGNMENT AND SUBCONTRACTING

19.1.         No Party may assign, novate this Agreement or any of its rights under this Agreement whether voluntary or involuntary, by merger or operation of law, except with the prior written consent of the other Party, which shall not be unreasonable withheld.

19.2.         Notwithstanding anything to the contrary in the Agreement, the Provider is entitled to subcontract any of the Services without any additional approval of the Customer. In the event that any Services are subcontracted to or performed on behalf of the Provider, the Provider shall remain responsible for performance of all its obligations under this Agreement, and for the acts and omissions of all of Provider’s subcontractors as if they were the acts or omissions of Provider’s employees. The Provider shall be responsible for all payments to, and claims by, Provider’s subcontractors.

20.	WAIVER

20.1.         No failure by either Party in exercising any right under this Agreement shall operate as a waiver of such right or extend to or affect any other or subsequent event or impair any rights or remedies in respect of it or in any way modify or diminish that Party’s rights under this Agreement, nor it shall it preclude or restrict any further exercise of that or any other right or remedy.

Entity Name	CONFIDENTIAL

20.2.         If any act or omission by any Party will require the consent or approval of another Party, such consent or approval of such act or omission on any one occasion will not be deemed a consent to or approval of said act or omission on any subsequent occasion or consent to or approval of any other acts or omission on the same or any subsequent occasion. Waiver of any right or remedies must be in a signed writing by the waiving Party.

21.	NO PARTNERSHIP OR AGENCY

21.1.         Nothing in this Agreement is intended to or shall be deemed to establish any partnership, joint venture, agency or a relationship of employer and employee between the Parties. Neither Party has any power to bind other Party or to assume or to create any obligation or responsibility on behalf of other Party or in other Party’s name.

22.	SEVERABILITY

21.2.         In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

23.	GOVERNING LAW AND CHOICE OF JURISDICTION

23.1.         This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with the internal laws, and not the laws of conflict, of England.

23.2.         Any disputes or disagreements, which may arise out of or in connection with this Agreement, shall be resolved firstly by negotiation between the Parties. If it is not possible to reach consent all disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, will be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (“LCIA”, and the rules, “LCIA Rules”). The LCIA Rules are deemed to be incorporated by reference into this clause Capitalized terminology used in this clause that is not otherwise defined in this Agreement will have the meaning ascribed in the LCIA Rules. Any dispute will be heard by three (3) arbitrators appointed in accordance with the LCIA Rules Each Party hereby expresses its consent to this procedure for appointing the arbitral tribunal. The seat of arbitration will be London, England. The language of the arbitral proceedings will be English.

23.3.         In the event of any dispute with respect to the subject matter of or construction of this Agreement, the substantially prevailing party will be entitled to recover its reasonable attorneys’ fees and court costs incurred in resolving or settling the dispute, in addition to any and all other damages or relief, which a court may deem proper.

IN WITNESS WHEREOF the Parties have executed this Agreement by their authorized representatives as of the latest date set forth below (the “Effective Date”).

The Provider	The Customer

Signature: /s/ Michel Babushkin	Signature: /s/ Jacob Fernane

Name: Michael Babushkin	Name: Jacob Fernane

Title: CEO	Title: President

Signature Date: Nov 25, 2022	Signature Date: Nov 26, 2022

Entity Name	CONFIDENTIAL

Annex # 1 to the Software Services and License Agreement # SL-L-02/22

Program description

Feature	Description
DXfina Web Terminal	Web-based analytical terminal interface supporting HTML5
Preview Mode	Preview Mode for potential clients to see application main screens without registration
Sign in as MEMBER option	Registration flow for the users to become a MEMBER to be able to monitor and Buy Market Data subscriptions
Restore Password for Members
Change Password for Members
Market Depth widget	Representation of the order book for an instrument. Displays depth of the Bid/Ask prices and sizes representing the supply and demand including NBBO
Market Depth Level 2+ widget
Time and Sales	Real-time data feed displaying size, price, side, date, and time for each trade/execution on an exchange. Executions (TimeAndSale) events streaming widget with Buyers and Sellers
Tools
Android, iOS and WEB application
Predictive instrument search	Search by an instrument
Chart

Real-time charting tool with drawing capabilities and technical study overlay.

Data source agnostic. Historical charts

Streaming updates

Configurable period and aggregation types

Indicators (both on mobile and web)

Display positions on Chart (WEB)

Display orders on chart (WEB)

Compare instruments on the chart

Different layouts support

Configurable watchlists

Configurable list of symbols (Watchlists) that can be saved per across the whole platform. Private (Personal) and Public watchlists.

Create/Copy/Paste/Delete watchlists feature. Stock/Actives watchlist widget Stock/Gainers watchlist widget

Stock/Losers watchlist widget

World Markets Indexes watchlist widget Commodity/FX watchlist widget

Synchronized user custom watchlists in Mobile and WEB applications

Boxview watchlist (Mobile)

Small Chart watchlist (Mobile)

Tableview watchlist

News widget	Representation of news feeds from third party sources. Integrated search by symbol.* *Integration will be needed
Heatmap

Visual representation of day price change in the form of a map. The size of a cell is determined by the company market cap and its color varies in the red to green spectrum based on the percentage change of the mark price during the day.* *We have it in Mobile

Entity Name	CONFIDENTIAL

Security Market info widget	Bid Ask Open Close Low High Floor Ceiling Volume Volume TL % Net Change Net change Stock group (if any) VWAP(day) 52 Weeks Low 52 Weeks High
Price Alerts widget	Synchronized user alerts in Mobile and WEB applications Alert configuration from chart both in Mobile and WEB
Price analysis widget	Price aggregation
Push Notifications framework (iOS, Android)	Push notifications for Executions* Push notifications for Alerts* *Mobile
Standalone widgets in iOS and Android applications	Watchlist/Portfolio
Video feature	Separate wigets inside Mobile and WEB applications video can be uploaded from YouTube channel through the special ID
LIVE broadcast through Discord platform
Recommendations
Admin
Layouts	User-configurable personal layouts
Password Management	Ability to change user password within the platform
White Label	Support for white-label logos and color schemes
Authentication	Support for two-factor authentication (2FA) managed by Devexperts or integration with third party SSO.
One Login at a Time	Sessions are restricted to one concurrent login per platform type, i.e. web or mobile
Admin Panel	Admin panel to manage user subscriptions and create user data subscriptions Report
Connectivity/Integration
Monthly User Report	Report containing a list of all unique logins to DXfina
Market Data
dxFeed	Integration with dxFeed to obtain market data, historical data
Market Data for users	Users are able to use any platform (mobile and web) and not charged twice for market data. Subscriptions are synchronized across Mobile and WEB

Entity Name	CONFIDENTIAL

applications per user bases, Market data subscriptions work on the fly without re-login
Streaming quotes	15 Delayed, Real time
WEB application subscription mechanism	WEB application subscription mechanism for buying market data.* *Payment provider should be given to a vendor
Marketing tools
Google Analytics
Firebase Analytics
CRM integration to store Lead user registrations	On user creation we can store data to respective CRM system
Video content can be added to widgets in WEB application	Video file can be attached to any widget

The Provider	The Customer

Signature: /s/ Michel Babushkin	Signature: /s/ Jacob Fernane

Name: Michael Babushkin	Name: Jacob Fernane

Title: CEO	Title: President

Entity Name	CONFIDENTIAL

Annex # 2 to the Software Services and License Agreement # SL-L-02/22

SLA

Definitions:

“System” shall mean Program with possible customizations, integrations, modifications and adaptations, deployed and configured by Provider in the environment provided by the Customer.

“Environment” shall mean hardware, network equipment, storage solution, OS, power, Internet connectivity, etc. required for System to operate properly.

A.	System monitoring

Monitoring by trained technical support desk personnel of:

(a) System, along with necessary third party software, licensed, deployed and configured by the Provider, (b) environment items where applicable.

Issues are escalated to corresponding teams and/or the Customer, as outlined in Work Instructions.

Service is provided 24x7.

B.	Incidents Resolution

Incident investigation and resolution service is provided in accordance with this SLA. Resources needed to identify issue and to expedite resolution are to be assigned if investigation or resolution implementation requires so.

The objective of Incident Resolution service is to return service to the Customer and its end users as quickly as possible. Incidents received by technical support desk shall be assigned a Priority Code from P1 through P4 based upon the importance of responding to the incident relative to the primary business of the Customer.

Priority is a code used to identify the relative importance of an incident or service request. Priority is based on impact and urgency and is used to identify required response times.

Incidents, caused by or dependent on Customer’s software or personnel, or by third parties, including but not limited to hosting providers, cloud services providers, market data providers, external API providers, shall not be considered of Provider’s responsibility.

Urgency (Priority)
		U1 Business- critical functionality is not available	U2 Business- critical functionality is available but under distress	U3 Functionality that is not business-critical is unavailable or under distress	U4 functionality that is not business-critical is not fully operational
Impact	I1 Multiple external users are potentially affected/involved	P1	P2	P2	P2
	I2 Multiple Customer (internal) users are potentially affected/involved	P2	P2	P3	P3

Entity Name	CONFIDENTIAL

I3 One Key User is potentially affected/involved	P3	P3	P3	P3
I4 One user is affected/involved Service Requests	P4	P4	P4	P4

Priority codes are used to determine the appropriate initial response times.

Priority	Response Expectations[1,2]	Initial Response	Communication Frequency
P1	Provider’s personnel is expected to work continuously or as determined by the Customer until full service is restored.	15 minutes	30 minutes
P2	Provider’s personnel is expected to work continuously or as determined by the Customer until full service is restored.	30 minutes	4 hours
P3	Provider’s personnel is expected to work during normal Business hours (as defined below) or as negotiated with the Customer.	12 hours	Negotiated within 24 hours
P4	Provider’s personnel is expected to work during normal Business hours (as defined below) or as negotiated with the Customer.	24 hours	Negotiated within 24 hours

1 “Business days” for purposes of this “Response Expectations” under this SLA are Monday-Friday, excluding public holidays in the Republic of Bulgaria.

2 “Business hours” for purposes of this “Response Expectations” are periods from 9:00 till 18:00 (Sofia, Bulgaria time (GMT +2)) on Business days.

“Initial Response” is the maximum time between the first contact from the Customer and acknowledgment from the Provider representative. P1 and P2 requests should always be initiated by the Customer via IM (Slack) or phone call in addition to JIRA request to assure fastest reaction and resolution possible.

“Communication Frequency” is the time between progress updates from the Provider. Service is provided 24x7.

C.	Service Requests

The Customer may request the Provider from time to time to perform additional work, which constitutes a non- incident-resolution task ("Service Request"). Service Requests registration is provided according to this SLA. Resources needed to plan and perform service are to be assigned as available, due date for every request is to be discussed on case-by-case basis. All Service Requests initiated by the Customer will be performed on a Time and Material (T&M) basis at $90 (ninety US Dollars) per hour. Service Requests will be received and acknowledged by the Provider through JIRA. Registration of Service Requests is provided 24x7.

Software deliveries

Delivery of the System’s software bundles and patches. “Bundle” means a complete release of the supported System containing new features and/or resolved issues. “Patch” means a change of control to the supported System to address one or more issues.

The Provider	The Customer

Signature: /s/ Michel Babushkin	Signature: /s/ Jacob Fernane

Name: Michael Babushkin	Name: Jacob Fernane

Title: CEO	Title: President

Entity Name	CONFIDENTIAL

Annex # 3 to the Software Services and License Agreement # SL-L-02/22

Sample Forms

STATEMENT OF WORK # 1

THIS STATEMENT OF WORK # 1 (the “SOW”) is made subject to the terms of Software Services and License Agreement#                                    executed by and between                                     , having its principal office at:                                      (the “Provider”) and                                     , having its principal office at:                                         (the “Customer”); (hereafter referred to as the “Party” or collectively referred to as the “Parties”).

The terms of this SOW shall control, if there is a conflict between the SOW and the body of the Agreement. Capitalized terms not otherwise defined in this SOW will have the meanings given in the main body of the Agreement.

1.	FEES PAYABLE:

2.	PAYMENT PROCEDURE:

3.	START DATE:

4.	END DATE:

5.	CONTACTS:

a)	If referred to the Provider

b)	If referred to the Customer

6.	DESCRIPTION OF SERVICES:

7.	APPROACH AND TEAM:

8.	SCHEDULE:

9.	INTELLECTUAL PROPERTY RIGHTS:

10.	SPECIAL TERMS AND CONDITIONS:

11.	DELIVERY AND ACCEPTANCE:

12.	DEPENDENCIES:

13.	REIMBURSABLE EXPENSES:

IN WITNESS WHEREOF, the Parties by their authorized representatives have signed this Statement of Work

The Provider	The Customer

Signature:	Signature:

Name:	Name:

Title:	Title:

Sample Form is confirmed:

The Provider	The Customer

Signature: /s/ Michel Babushkin	Signature: /s/ Jacob Fernane

Entity Name	CONFIDENTIAL